UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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NEXTERA ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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14320 Arminta Street
Panorama City, California 91402

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 29, 2007

To our stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Nextera Enterprises, Inc., a Delaware corporation, will be held at the Airtel Plaza Hotel, 7277 Valjean Ave, Van Nuys, CA 91406 on June 29, 2007 at 9:00 a.m. local time, for the following purposes:

1.                To elect eight directors to hold office until the next Annual Meeting of Stockholders or until their successors have been elected and have been qualified. Our current Board of Directors has nominated and recommends for election as directors the following eight persons:

Ralph Finerman	Alan B. Levine	Richard V. Sandler
Steven B. Fink	Stanley E. Maron	Scott J. Weiss
Keith D. Grinstein	Joseph J. Millin

2.                To amend our Third Amended and Restated Certificate of Incorpration to amend certain provisions of Article Five, Section 5.3 thereof.

3.                To amend our Third Amended and Restated Certificate of Incorpration to effect a reverse stock split.

4.                To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on June 8, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any continuation, adjournment or postponement thereof. We anticipate first mailing our proxy statement and proxy card on or about June 15, 2007.

By Order of the Board of Directors
/s/ STANLEY E. MARON
Stanley E. Maron
Secretary

May 29, 2007
Panorama City, California

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

14320 Arminta Street
Panorama City, California 91402

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of Nextera Enterprises, Inc. (“Nextera”), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 29, 2007, at 9:00 a.m. local time (the “Annual Meeting”), or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Airtel Plaza Hotel, 7277 Valjean Ave, Van Nuys, CA 91406. The approximate date on which this proxy statement and the accompanying proxy card were first sent to stockholders was June 15, 2007. As used in this proxy statement, the terms “we,” “us,” “our” and “ours” refer to Nextera and its wholly owned subsidiaries.

Solicitation

We will bear the cost of soliciting proxies for the upcoming Annual Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, we and our directors, officers and regular employees may also solicit proxies personally by telephone or by other appropriate means. No additional compensation will be paid to our directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Stockholders of record at the close of business on June 8, 2007 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the record date, Nextera had outstanding and is entitled to vote 38,492,851 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), 3,844,200 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock,” and together with the Class A Common Stock the “Common Stock”) and 53,505 shares of Series A Cumulative Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”).

Holders of Nextera’s Class A Common Stock of record on the record date will be entitled to one vote per share on all matters to be voted upon. Holders of Nextera’s Class B Common Stock of record on the record date will be entitled to ten votes per share on all matters to be voted upon. Holders of Nextera’s Series A Preferred Stock on the record date will be entitled to 154 votes per share (which equals the number of whole shares of Class A Common Stock into which one share of Series A Preferred Stock is convertible as of the record date) on all matters to be voted upon.

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the voting power of the shares of Nextera’s capital stock issued and outstanding and entitled to vote are present in person or represented by proxy. The presence of the quorum will be determined, and all votes will be tabulated by the inspector of elections appointed for the meeting. The inspector of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal). The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director. All other proposals require the affirmative vote of a majority of the votes cast at the Annual Meeting.

Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Secretary at our principal executive offices, 14320 Arminta Street, Panorama City, California 91402, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the record date may vote in person if present at the meeting, whether or not he or she has previously given a proxy. Attendance at the meeting will not, by itself, revoke a proxy.

Appraisal and Dissenters’ Rights

Stockholders are not entitled to appraisal or dissenters’ rights with respect to any of the proposals presented in this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members. Nextera’s Second Amended and Restated Bylaws (the “Bylaws”) provide that the Board of Directors will be elected at the annual meeting of stockholders and each director will serve until such person’s successor is elected and qualified or until such person’s death, retirement, resignation or removal. Nextera’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Bylaws provide that the number of directors that will constitute the whole Board of Directors will no less than seven and no greater than thirteen and that the exact number of directors will be determined by one or more resolutions adopted from time to time by the Board of Directors. The authorized number of directors is currently set at nine. Michael Muldowney, our director and former Chief Financial Officer and Chief Operating Officer, resigned from his position as Chief Financial Officer on January 31, 2007 and resigned as Chief Operating Officer on March 31, 2007. Mr. Muldowney has announced his intention not to stand for reelection as director of Nextera this year. Accordingly, we have not included Mr. Muldowney in the ballot. The Board, upon Mr. Muldowney’s ceasing to be a director of Nextera, intends to set the authorized number of directors at eight.

Each of the nominees for election is currently a member of our Board of Directors and is standing for re-election by the stockholders. If elected at the Annual Meeting, each of the eight nominees would serve until Nextera’s next Annual Meeting of Stockholders, until a successor is elected and is qualified or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and are entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve. There are no familial relationships between any directors or executive officers. The following table and related narrative set forth certain information concerning the members of our Board of Directors as of April 13, 2007.

Biographical information for each person nominated as a director is set forth below.

Richard V. Sandler

Mr. Sandler, 58, currently serves as Chairman of the Board of Directors of Nextera, a position he has held since December 2003. He has been a director of Nextera since February 1997. Previously, Mr. Sandler served as Vice-Chairman of Nextera from February 2003 to December 2003. Mr. Sandler serves on Nextera’s Compensation Committee. Mr. Sandler also serves as an officer or director of other privately held affiliates of Mounte LLC (successor to Krest LLC, Knowledge Universe, Inc. and Knowledge Universe LLC) and subsidiaries of Nextera. Mounte LLC beneficially owns or controls approximately 65.5% of the voting power of our outstanding Common Stock and Series A Preferred Stock. Mr. Sandler is a senior partner in the law firm of Maron & Sandler, a position he has held since September 1994.

Ralph Finerman

Mr. Finerman, 71, currently serves as a director of Nextera, a position he has held since August 1998. Mr. Finerman also serves as an officer or director of other privately held affiliates of Mounte LLC and subsidiaries of Nextera. Mr. Finerman is a certified public accountant and an attorney and practiced in New York prior to forming RFG Financial Group, Inc. in 1994. Mr. Finerman currently serves as President of RFG Financial Group.

Steven B. Fink

Mr. Fink, 56, currently serves as a director of Nextera, a position he has held since February 1997. Mr. Fink previously served as Chairman of the Board of Directors of Nextera between October 1999 and December 2001. Mr. Fink serves as a manager of Mounte LLC and as an officer or director of other public and privately held affiliates of Mounte LLC. Mr. Fink has served as the Chief Executive Officer of Lawrence Investments, LLC, a private company, since May 2000. Mr. Fink is Chairman of the Board of Directors of LeapFrog Enterprises, Inc. and is also a director of Nobel Learning Communities, Inc., C-COR Incorporated and Spring Group, PLC, a business consulting firm.

Keith D. Grinstein

Mr. Grinstein, 46, currently serves as a director of Nextera, a position he has held since January 2000, and serves on Nextera’s Audit and Compensation Committees. Mr. Grinstein was a director of Nextel International, Inc. from January 1996 until October 2002, and served as its President from January 1996 until March 1999 and its Chief Executive Officer from January 1996 until August 1999. From 1993 to 1996, Mr. Grinstein held senior operating positions with AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc. From 1990 to 1992, Mr. Grinstein served as Senior Vice President, General Counsel and Secretary of LIN Broadcasting Company. Mr. Grinstein is Chairman of the Board of Directors of Coinstar, Inc. and is also a director of F5 Networks, Inc and Labor Ready Inc.

Alan B. Levine

Mr. Levine, 63, currently serves as a director of Nextera, a position he has held since June 2003, and serves as Chairman of Nextera’s Audit Committee in addition to serving on Nextera’s Compensation Committee. Mr. Levine, a certified public accountant, currently is the Vice-President and Chief Financial Officer of Graduate Management Admission Council. Mr. Levine serves on the board of RBC Bearings, Incorporated, where he is the Chairman of the Audit Committee. Mr. Levine served as a director and Chief Financial Officer of Virtual Access Networks, Inc. from September 2001 to April 2002 and Vice President, Chief Financial Officer and Treasurer of Marathon Technologies Corporation from

October 1998 to September 2001. Mr. Levine was a partner with Ernst & Young LLP from 1986 to September 1998.

Stanley E. Maron

Mr. Maron, 59, currently serves as a director and Secretary of Nextera, positions he has held since February 1997. Mr. Maron serves on Nextera’s Compensation Committee. Mr. Maron is also a director of LeapFrog Enterprises, Inc., Secretary of Mounte LLC and an officer or director of various public and privately held affiliates of Mounte LLC and subsidiaries of Nextera. Mr. Maron is a senior partner in the law firm of Maron & Sandler, a position he has held since September 1994.

Joseph J. Millin

Mr. Millin, 53, was elected as a director and President of Nextera on March 9, 2006 in connection with the closing of the purchase of the assets of Woodridge Labs, Inc. (the “Transaction”). Mr. Millin also serves as the Chief Executive Officer and President of Woodridge Labs, Inc. (“Woodridge”), a wholly owned subsidiary of Nextera, in accordance with the terms of his employment agreement with us. Since 1996, Mr. Millin has served as the President and director of Jocott Enterprises, Inc. (“Jocott”), formerly known as Woodridge prior to March 9, 2006.

Scott J. Weiss

Mr. Weiss, 51, was elected as a director of Nextera on March 9, 2006 in connection with the closing of the Transaction. Mr. Weiss also serves as the Chief Operating Officer of Woodridge, in accordance with the terms of his employment agreement with us. Since 1996, Mr. Weiss has served as the Chief Financial Officer, Secretary and director of Jocott Enterprises, Inc., formerly known as Woodridge prior to March 9, 2006. Mr. Weiss is a licensed certified public accountant and is the President and director of Weiss Accountancy Corporation.

The Board of Directors recommends a vote “FOR” each nominee named above.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Nextera’s Board of Directors held a total of six meetings during the year ended December 31, 2006. During the past fiscal year, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Committees of the Board on which he served during the period in which he was a director or committee member, with the exception of Mr. Fink who attended 50% of the aggregate of the total number of meetings of the Board. One of our directors was present in person or telephonically at our annual meeting of stockholders held on May 24, 2006. We do not have a policy regarding attendance by directors at our annual meetings of stockholders.

Board Independence

The Board has determined that Alan Levine and Keith Grinstein are independent directors under the criteria established by The NASDAQ Stock Market, or NASDAQ, for independent board members.

Director Nomination Process

We do not have a nominating committee or a charter with respect to the nomination of director candidates. Nominations for director are considered and made by the entire Board of Directors. The Board of Directors does not believe that it is meaningful or appropriate to have a nominating committee because a single stockholder, Mounte LLC, controls approximately 65.5% of the voting power of Nextera’s Common Stock and Series A Preferred Stock. Mounte LLC has sufficient voting power to elect all of the members of the Board of Directors.

We have also not adopted a policy regarding consideration of director candidates recommended by stockholders as we have not received nominations for directors from our stockholders and Mounte LLC is able to elect all of the members of the Board of Directors due to the voting power of Nextera’s securities held by Mounte LLC. We do not have any specific, minimum qualifications that we believe must be met by our potential nominees or any specific qualities or skills that we believe are necessary for our directors to possess. Because of the above mentioned factors, we have not implemented a process for identifying and evaluating nominees for director.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee and a Compensation Committee. There are no other committees of the Board of Directors.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee currently consists of Alan Levine and Keith Grinstein. Mr. Levine serves as the Chairman of the Audit Committee. Each member of our audit committee is independent as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market and Exchange Act Rule 10A-3. Furthermore, no member of our audit committee participated in the preparation of the financial statements of our Company or any current subsidiary of our Company at any time during the past three years.

The Audit Committee makes recommendations concerning the engagement of the independent registered public accounting firm; reviews the scope of the audit examination, including fees and staffing; reviews the independence of the independent registered public accounting firm; reviews non-audit services provided by the independent registered pubic accounting firm; reviews findings and recommendations of the independent registered public accounting firm and management’s response; and reviews the internal control functions. The Audit Committee is governed by a written charter. The Audit Committee held five meetings during the year ended December 31, 2006. Each member of our audit committee is able to read and understand fundamental financial statements, including an issuer’s balance sheet, income statement and cash flow statement and at least one member of the committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication. Our Board of Directors has determined that Alan Levine is an “audit committee financial expert” as such term is defined by Item 407(d)(5) of Regulation S-K. Our audit committee financial expert and the other member of our audit committee are independent, as independence for audit committee members is defined in the Marketplace Rules of the NASDAQ Stock Market.

The Compensation Committee consists of Keith Grinstein, Alan Levine, Stan Maron and Richard Sandler. The Compensation Committee does not have a charter. The Compensation Committee reviews management compensation programs; approves compensation changes for senior executive officers; reviews compensation changes for senior management and other employees; and approves grants and administers awards under our option plans. The Compensation Committee held three meetings during the year ended December 31, 2006. The Compensation Committee does not delegate any authority to compensation consultants or other persons.

Communication with the Board of Directors

The Board of Directors has adopted a process by which stockholders may communicate directly with the Board of Directors or any individual director. Stockholders wishing to communicate with the Board of Directors or an individual director should send communications addressed to the Board or the individual director, as applicable, to Nextera Enterprises, Inc., 14320 Arminta Street, Panorama City, California 91402, c/o Antonio Rodriquez, Chief  Financial Officer. All communications sent by stockholders in this manner will be forwarded to the Chairman of the Board of Directors, or to the

individual directors in the case of communications specifically addressed to an individual director, for consideration.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO AMEND CERTAIN PROVISIONS OF ARTICLE FIVE, SECTION 5.3  THEREOF

At the Annual Meeting, our stockholders will be asked to approve this proposal to amend our Third Amended and Restated Certificate of Incorporation as described below. Our Board of Directors has adopted, subject to approval by our stockholders in accordance with Section 242 of the Delaware General Corporation Law, a resolution approving an amendment to Article Five, Section 5.3(b) of our Third Amended and Restated Certificate of Incorporation.

Text of Amendment

The proposed amendment to Article 5, Section 5(b) will (1) modify the definition of “Qualified Transfer” as this term is defined in said Section 5(b), and (2) delete the text of Section 5.3(b)(ii) in its entirety, and (3) amend certain requirements set forth in Section 5.3(b)(iii).

In general, Section 5(b) of our Third Amended and Restated Certificate of Incorporation provides for the automatic conversion of our Class B Common Stock into an equal number of shares of Class A Common Stock upon any sale, assignment, pledge, gift or other transfer of the Class B Common Stock. Our Class B Common Stock is entitled to ten votes per share on all matters put to a vote of our stockholders, and our Class A Common Stock is entitled to one vote per share on all matters put to a vote of our stockholders. Conversion of a share of Class B Common Stock into a share of Class A Common Stock would result in a reduction in voting power from ten votes per share to one vote per share. As of May 11, 2007, we had 3,844,000 shares of Class B Common Stock outstanding which are entitled to an aggregate of 38,440,000 votes on all matters presented to the stockholders for a vote. As of May 11, 2007, we had 38,492,851 shares of Class A Common Stock outstanding which are entitled to an aggregate of 38,492,851 votes on all matters presented to the stockholders for a vote.

Section 5.3(b) of our Third Amended and Restated Certificate of Incorporation currently provides in its entirety as follows:

“(b)   Automatic Conversion

(i)       Each share of Class B Common Stock shall convert automatically into one fully paid and non-assessable share of Class A Common Stock immediately prior to its sale, assignment, pledge, gift or other transfer (an “Assignment” or to “Assign”), other than (a) to a Controlled Affiliate of the transferor; or (b) pursuant to a Qualified Transfer (as defined below). For purposes of this Section 5.3(b), the term “Controlled Affiliate” shall mean, with respect to a transferor, any individual or entity that is controlled directly or indirectly (by ownership of voting securities, contract or otherwise) by such transferor. “Qualified Transfer” means (i) any transfer of shares of Class B Common Stock by will or pursuant to the laws of descent and distribution to any member or members of a stockholder’s Family, (ii) any transfer of shares of Class B Common Stock by a stockholder to a domestic trust created for the sole benefit of one or more of the stockholder or any member or members of the stockholder’s Family, (iii) any transfer of shares of Class B Common Stock from a trust described in clause (ii) above to the stockholder (or former stockholder) who transferred shares of Class B Common Stock to such trust, (iv) any transfer to a domestic limited partnership or a domestic limited liability company if there are no partners or members of such limited partnership or limited liability company other than a stockholder and members of a stockholder’s Family; (v) any transfer of Class B Common Stock from a limited partnership or limited liability company described in clause (iv) above to a stockholder (or former stockholder) who transferred Class B Common Stock to such limited partnership or limited liability company; and (vi) any transfer of shares of Class B Common Stock from one holder of Class B Common Stock to another holder of Class B Common Stock as of August 31, 1998. “Family” means a person’s spouse, lineal descendants, parents, siblings, and lineal descendants of siblings. Any such relationship by legal adoption shall be included.

(ii)     Upon any Assignment of Class B Common Stock by Knowledge Enterprises, Inc. (“KE”), other than to a Controlled Affiliate or pursuant to a Qualified Transfer, a proportionate amount of the Class B Common Stock held by the other holders of Class B Common Stock will also automatically convert into fully paid and non-assessable shares of Class A Common Stock. For example, if KE Assigns 25% of its Class B Common Stock to a third party who is not a Controlled Affiliate and not pursuant to a Qualified Transfer, then those shares of Class B Common Stock will automatically convert into Class A Common Stock on a one to one basis and 25% of the Class B Common Stock held by each other holder of Class B Common Stock will automatically convert into Class A Common Stock on a one to one basis.

(iii)    In the event that a group comprised of one or more of Michael R. Milken, Lawrence J. Ellison or Lowell J. Milken ceases to control, directly or indirectly (through the ownership of voting securities, contract or otherwise), KE or any other Person that owns any or all of the shares of Class B Common Stock owned by KE on the date hereof, then all Class B Common Stock shall automatically convert into fully paid and non-assessable shares of Class A Common Stock.

Notwithstanding the foregoing, any holder of Class B Common Stock may pledge his shares of Class B Common Stock to a financial institution (the “Pledgee”) pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the Pledgee, and, if the Pledgee forecloses or takes similar action, such pledged shares of Class B Common Stock shall be converted automatically into fully paid and non-assessable shares of Class A Common Stock immediately prior to such foreclosure or similar action.”

The proposed amendment would modify the definition of “Qualified Transfer” in Section 5.3(b)(i) to add an additional clause (vii) as follows:

“(vii) any distribution, transfer or assignment of shares of Class B Common Stock from a domestic corporation, domestic limited liability company or domestic partnership to its respective stockholders, members or partners.”

The proposed amendment would also delete the text of Section 5.3(b)(ii) in its entirety and amend Section 5.3(b)(iii) to read in its entirety as follows:

(iii)    “In the event that one or more of Michael R. Milken, Lawrence J. Ellison or Lowell J. Milken ceases to control, directly or indirectly (through the ownership of voting securities, contract or otherwise), at least fifty-one percent (51%) of the shares of Class B Common Stock owned by Mounte, LLC on December 31, 2006, then all Class B Common Stock shall automatically convert into fully paid and non-assessable shares of Class A Common Stock.”

The entire text of Section 5.3(b) after the proposed amendment would be as follows:

“(b)   Automatic Conversion.

(i)       Each share of Class B Common Stock shall convert automatically into one fully paid and non-assessable share of Class A Common Stock immediately prior to its sale, assignment, pledge, gift or other transfer (an “Assignment” or to “Assign”), other than (a) to a Controlled Affiliate of the transferor; or (b) pursuant to a Qualified Transfer (as defined below). For purposes of this Section 5.3(b), the term “Controlled Affiliate” shall mean, with respect to a transferor, any individual or entity that is controlled directly or indirectly (by ownership of voting securities, contract or otherwise) by such transferor. “Qualified Transfer” means (i) any transfer of shares of Class B

Common Stock by will or pursuant to the laws of descent and distribution to any member or members of a stockholder’s Family, (ii) any transfer of shares of Class B Common Stock by a stockholder to a domestic trust created for the sole benefit of one or more of the stockholder or any member or members of the stockholder’s Family, (iii) any transfer of shares of Class B Common Stock from a trust described in clause (ii) above to the stockholder (or former stockholder) who transferred shares of Class B Common Stock to such trust, (iv) any transfer to a domestic limited partnership or a domestic limited liability company if there are no partners or members of such limited partnership or limited liability company other than a stockholder and members of a stockholder’s Family; (v) any transfer of Class B Common Stock from a limited partnership or limited liability company described in clause (iv) above to a stockholder (or former stockholder) who transferred Class B Common Stock to such limited partnership or limited liability company; (vi) any transfer of shares of Class B Common Stock from one holder of Class B Common Stock to another holder of Class B Common Stock as of August 31, 1998, and (vii) any distribution, transfer or assignment of shares of Class B Common Stock from a domestic corporation, domestic limited liability company or domestic partnership to its respective stockholders, members or partners. “Family” means a person’s spouse, lineal descendants, parents, siblings, and lineal descendants of siblings. Any such relationship by legal adoption shall be included.

(ii)     [Intentionally Omitted]

(iii)    In the event that one or more of Michael R. Milken, Lawrence J. Ellison or Lowell J. Milken ceases to control, directly or indirectly (through the ownership of voting securities, contract or otherwise), at least fifty-one percent (51%) of the shares of Class B Common Stock owned by Mounte, LLC on December 31, 2006, then all Class B Common Stock shall automatically convert into fully paid and non-assessable shares of Class A Common Stock.

Notwithstanding the foregoing, any holder of Class B Common Stock may pledge his shares of Class B Common Stock to a financial institution (the “Pledgee”) pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the Pledgee, and, if the Pledgee forecloses or takes similar action, such pledged shares of Class B Common Stock shall be converted automatically into fully paid and non-assessable shares of Class A Common Stock immediately prior to such foreclosure or similar action.”

Background and Reasons for the Amendment

We have been a public company since 1999. Section 5.3(b) has been included in our Certificate of Incorporation since December 1998 when we amended and restated our original Certificate of Incorporation in connection with our acquisition of Lexecon, Inc.’s economic consulting business.

This proposal to amend our Third Amended and Restated Certificate of Incorporation was requested by Mounte, LLC, which controls approximately 65.5% of the voting power of our currently outstanding common stock and preferred stock. Mounte is a successor entity to Knowledge Enterprises, Inc., which originally held the shares of Class B Common Stock now held by Mounte. Mounte is controlled by one or more of Michael R. Milken, Lawrence J. Ellison or Lowell J. Milken and beneficial ownership of all shares of our common stock and preferred stock held by Mounte are ascribed to Messrs. Milken, Ellison and Milken under the rules and regulations of the U.S. Securities and Exchange Commission. Mounte requested that our Board of Directors consider this proposal in order to enable Mounte to have the flexibility to make a distribution of the shares of our Class B Common Stock to the members of Mounte without triggering an automatic conversion of such Class B Common Stock into Class A Common Stock. All 3,844,000 outstanding shares of Class B Common Stock are currently held by Mounte and were also held by Mounte at December 31, 2006.

Our Board of Directors formed a special committee (the “Independent Committee”) comprised of Alan Levine and Keith Grinstein, our independent directors, to consider the proposed amendment. The

Independent Committee was delegated the sole authority to consider, modify and approve the proposed amendment and to consider any factors and make any conditions to such approval that they deemed necessary or advisable. The Independent Committee considered whether the terms of the proposed amendment were fair and reasonable to and in the best interest of Nextera and its stockholders and assessed the relative benefits that would be received by Nextera, on the one hand, and by Mounte and any other persons known to the Independent Committee, on the other.

The Independent Committee concluded that the proposed amendment substantially preserved the original intent of Section 5(b) to ensure that so long as one or more of Michael R. Milken, Lawrence J. Ellison or Lowell J. Milken directly or indirectly controlled the shares of Class B Common Stock held by a predecessor entity to Mounte, that such shares would continue to be entitled to ten votes per share. Section 5.3(b)(iii) currently requires that any or all of the shares of Class B Common Stock owned by a predecessor entity to Mounte by controlled, directly or indirectly, by a group comprised of one or more of Messrs. Milken, Ellison and Milken. The Independent Committee determined that requiring at least fifty-one percent (51%) of such shares of Class B Common Stock to be controlled, directly or indirectly, by a group comprised of one or more of Messrs. Milken, Ellison and Milken was fair and reasonable to and in the best interests of Nextera and its stockholders. The Independent Committee further determined that the amendment to the definition of Qualified Transfer to permit a distribution, transfer or assignment to stockholders, members or partners of a domestic corporation, limited liability company or partnership was an appropriate change to permit Mounte to structure its holdings without effecting a material change in the composition of the ultimate beneficial owners of our Class B Common Stock.

The Independent Committee determined that as consideration for the adoption of the amendment by our Board of Directors, Mounte should be required to invest an additional $1.5 million in Nextera in connection with an amendment to our existing senior secured credit agreement. The lenders under our credit agreement had determined that we were in default of certain covenants under the credit agreement and had granted us until April 30, 2007 to take steps to obtain additional financing and amend the credit agreement to effect a permanent waiver of these defaults. One of the conditions set by our senior lenders was that we had to obtain an additional $4.5 million of financing before April 30, 2007.

As a result of the March 2007 voluntary recall of certain of our products and the resultant adverse effect on our financial condition, we were unable to procure any financing from unaffiliated third parties of the type and on the terms required by our lenders. The Independent Committee determined that $1.5 million of such financing should be provided by Mounte in consideration for the approval of the proposed amendment by the Independent Committee and by our Board of Directors. Mounte provided such $1.5 million financing to Nextera on April 16, 2007 as a loan. This loan is required under the terms of the April 2007 amendment to our credit agreement to be converted to a new series of preferred stock on or before June 16, 2007. Please see the description of the Funding Agreement set forth under the heading “Certain Relationships and Related Transactions” in this proxy statement for a further discussion of the financing that we obtained in connection with the April 2007 amendment to our credit agreement. Without such additional financing provided by Mounte and other stockholders, we would have been in default under our credit agreement and would have been subject to potential foreclosure on our assets and a cessation of our business activities.

The Independent Committee concluded that the proposed amendment should have a minimal, if any, effect on Nextera and its stockholders (other than Mounte). The Independent Committee determined that, in addition to the foregoing reasons and in light of the consideration provided by Mounte, the proposed amendment was fair and reasonable to and in the best interests of Nextera and its stockholders.

Material Effects of the Proposed Amendment

We believe that the material effects of the proposed amendment will be as follows:

(A)      The amendment of Section 5.3(b)(i) to add “(vii) any transferor assignment of shares of Class B Common Stock from a domestic corporation, domestic limited liability company or domestic partnership to its respective stockholders, members or partners” will permit Mounte to distribute shares of Class B Common Stock held by it to the members of Mounte without triggering an automatic conversion of such Class B Common Stock into Class A Common Stock. If Mounte were to make such a distribution of all of the shares of Class B Common Stock held by it, we believe that it would result in (1) approximately 99% of the 3,844,000 shares of Class B Common Stock currently held by Mounte continuing to be controlled, directly or indirectly, by one or more of Michael R. Milken, Lawrence J. Ellison or Lowell J. Milken, and (2) less than 1% of the 3,844,000 shares of Class B Common Stock currently held by Mounte being held by unaffiliated third parties that are currently members of Mounte. Assuming that such a distribution had taken place on May 11, 2007, after such distribution one or more of Messrs. Milken, Ellison and Milken would control, directly or indirectly, approximately 99% of the voting power of our Class B Common Stock and approximately 65% of the voting power of all classes of our stock (assuming that Mounte also distributed pro-rata to its members all shares of Class A Common Stock and all shares of Series A Preferred Stock held by Mounte). The addition of said clause (vii) will also permit future corporations, limited liability companies and partnerships that may hold our Class B Common Stock to also distribute, transfer or assign such shares to their respective stockholders, members and partners without triggering an automatic conversion to Class A Common Stock.

(B)       The deletion of Section 5.3(b)(ii) should have no effect because by its terms Section 5.3(b)(ii) applied only to any transfer by Knowledge Enterprises, Inc. (other than to a Controlled Affiliate or pursuant to a Qualified Transfer). Knowledge Enterprises was dissolved in 2003 and accordingly this Section 5.3(b)(ii) had no further effectiveness after the date of such dissolution.

(C)       The amendment of Section 5.3(b)(iii) to specify that the automatic conversion of our Class B Common Stock into Class A Common Stock would not occur by reason of Section 5.3(b)(iii) so long as one or more of Messrs. Milken, Ellison and Milken continue to hold at least 51% of the shares of our Class B Common Stock that were held by Mounte on December 31, 2006. The amendment, however, will permit Mounte LLC to distribute shares of our Class B Common Stock to its members that are not under the direct or indirect control of one or more of Messrs. Milken, Ellison and Milken without triggering an automatic conversion to Series A Common Stock, provided that one or more of Messrs. Milken, Ellison and Milken continue to hold at least 51% of the shares of our Class B Common Stock held by Mounte. If Mounte were to make such a distribution of all of the shares of Class B Common Stock held by it pro-rata to its members, we believe that it would result in (1) approximately 99% of the 3,844,000 shares of Class B Common Stock currently held by Mounte continuing to be controlled, directly or indirectly, by one or more of Michael R. Milken, Lawrence J. Ellison or Lowell J. Milken, and (2) less than 1% of the 3,844,000 shares of Class B Common Stock currently held by Mounte being held by unaffiliated third parties that are currently members of Mounte. Assuming that such a distribution had taken place on May 11, 2007, after such distribution one or more of Messrs. Milken, Ellison and Milken would control, directly or indirectly, approximately 99% of the voting power of our Class B Common Stock and approximately 65% of the voting power of all classes of our stock (assuming that Mounte also distributed pro-rata to its members all shares of Class A Common Stock and all shares of Series A Preferred Stock held by Mounte).

We would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Interests of Certain Persons

As of May 11, 2007, Mounte held 8,810,000 shares of our Class A Common Stock, 3,844,200 shares of our Class B Common Stock, and 53,505 shares of our Series A Preferred Stock, which combined represented approximately 65.5% of the voting power of our outstanding common and preferred stock. The approval of the proposed amendment will benefit Mounte and its direct and indirect members by enabling Mounte to distribute the shares of our Class B Common Stock to its members without triggering an automatic conversion of such Class B Common Stock into Class A Common Stock and the resulting reduction in voting power. Mounte is controlled by one or more of Michael R. Milken, Lawrence J. Ellison or Lowell J. Milken and beneficial ownership of all shares of our common stock and preferred stock held by Mounte are ascribed to Messrs. Milken, Ellison and Milken under the rules and regulations of the U.S. Securities and Exchange Commission. Michael R. Milken is a manager and member of Mounte in his individual capacity.

Steven B. Fink, a member of our Board of Directors, in his capacity as a manager of Mounte, may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of our Class A Common Stock, Class B Common Stock and Series A Preferred Stock held by Mounte. Additionally, Ralph Finerman, Stanley E. Maron and Richard V. Sandler, members of our Board of Directors, would receive an aggregate indirect beneficial interest in less than 1% of our Class B Common Stock if Mounte were to make a distribution of all shares of our Class B Common Stock to the members of Mounte on a pro-rata basis.

Effectiveness of Proposed Amendment

The proposed amendment will become effective when the Certificate of Amendment to our Third Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. We intend to file the Certificate of Amendment promptly after our stockholders approve the proposed amendment.

Approval Required

The affirmative vote of the holders of a majority of the voting power of our outstanding shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock, voting together as a single class, is required to approve the amendment of our Third Amended and Restated Certificate of Incorporation.

Our Board of Directors believes that it is in the best interest of our Company and stockholders to adopt the proposed amendment to our Third Amended and Restated Certificate of Incorporation.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO OUR THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Introduction

Our Board of Directors has approved an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding shares of Class A

Common Stock and Class B Common Stock at a ratio within a range of 1:20 to 1:50. The Board will decide the exact ratio within this range and the Company will make a public announcement of the exact ratio. The stockholders are being asked to approve this proposed amendment. A reverse stock split will take effect, if at all, after it is approved by the stockholders of the Company at the Annual Meeting and after filing the amendment with the Secretary of State of the State of Delaware (such date of filing being the “Effective Date”). Even if the reverse stock split is approved by the stockholders, the Board has the discretion to not carry out a reverse stock split or to delay carrying out a reverse stock split.

Background

Our Class A Common Stock currently trades on the OTC Bulletin Board under the symbol “NXRA.OB.”  On May 11, 2007, the last bid price was $0.22 per share. Our Class A Common Stock formerly traded on The NASDAQ SmallCap Market but was delisted on November 28, 2003.

Under the proposed amendment, the number of issued and outstanding shares of our Class A Common Stock would be reduced from 38,492,851 as of May 11, 2007 to approximately 1,924,643 to 769,857 shares, depending upon the split ratio chosen by the Board. The number of issued and outstanding shares of our Class B Common Stock would be reduced by the same proportional amount as the reduction in the number of issued and outstanding shares of Class A Common Stock. The number of issued and outstanding shares of Series A Preferred Stock would not change, however the number of shares of Class A Common Stock into which the Series A Preferred Stock is convertible would be reduced by the same proportional amount as the reduction in the number of issued and outstanding shares of Class A Common Stock.

If the reverse stock split is approved by our stockholders at the Annual Meeting, it would be implemented, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio selected by the Board with the range described above, which exchange ratio will be publicly announced by the Company) is in our and our stockholders’ best interests. Such determination may be based upon many factors, including the historical and projected performance of our Class A Common Stock before and after the reverse stock split, prevailing market conditions, and general economic trends, as well as the projected impact of the reverse stock split on the trading liquidity of our Class A Common Stock, and investor interest in our stock.

The Board believes that stockholder approval of a range of exchange ratios (as opposed to approval of one or more specified exchange ratios) provides the Board with maximum flexibility to achieve the purposes of a reverse stock split. The Board reserves the right, even after stockholder approval, to forego or postpone the filing of the amendment with the Delaware Secretary of State as to not effect any reverse stock splits if it determines such action is in the best interest of our stockholders. No further action on the part of the stockholders would be required to either implement or abandon a reverse stock split.

Purpose and Material Effects of a Reverse Stock Split

One of the requirements for listing on a national securities exchange, such as The NASDAQ Capital Market, is that our Class A Common Stock must have a minimum bid price of $4.00 per share and thereafter maintain a minimum bid price above $1.00 per share for continued listing. A reverse stock split could have the effect of increasing the price level of our Class A Common Stock, however we currently do not meet other listing standards of The NASDAQ Capital Market and a higher price of our Class A Common Stock would not be sufficient by itself to permit us to apply to list our Class A Common Stock on The NASDAQ Capital Market.

The Board believes that the higher share price of our Class A Common Stock may also give us the flexibility to conduct additional equity financings, broaden our potential institutional investor base and generally increase the liquidity of our Class A Common Stock. In addition, our stockholders could benefit from relatively lower trading costs for higher priced stock. The combination of lower transactions costs and potential increased interest from institutional investors and investment funds could ultimately improve the trading liquidity of our Class A Common Stock.

If approved and implemented, a reverse stock split would have the following effects:

(1)         the number of shares of our issued and outstanding Class A Common Stock and Class B Common Stock would be reduced proportionately based on the exchange ratio selected by the Board for the reverse stock split;

(2)         based on the exchange ratio selected by the Board for the reverse stock split, proportionate adjustments would be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our Common Stock, which would result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split;

(3)         the number of shares of our Class A Common Stock into which each share of our Series A Preferred Stock is convertible would be proportionately adjusted based on the exchange ratio selected by the Board for the reverse stock split;

(4)         the number of shares reserved for issuance in our existing stock option plans would be reduced proportionately based on the exchange ratio selected by the Board for the reverse stock split; and

(5)         the number of shares of Class A Common Stock and Class B Common Stock that we are authorized to issue would not be reduced.

The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in us or proportionate voting power, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we would make a cash payment, without interest, to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split. The cash payment for any fractional share would be equal to the product of (x) the fractional share and (y) the closing bid price of our Class A Common Stock on the OTC Bulletin Board on the Effective Date.

The reverse stock split would not affect the par value of our Common Stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our Common Stock would be reduced proportionately based on the exchange ratio selected by the Board for the reverse stock split, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be retroactively increased for each period because there will be fewer shares of our Common Stock outstanding.

The Certificate of Designations for our Series A Preferred Stock provides for, upon a combination of our outstanding shares of Class A Common Stock into a smaller number of shares, the automatic adjustment of the ratio used to calculate the number of shares of Class A Common Stock into which our Series A Preferred Stock is convertible (the “Conversion Ratio”). The Certificate of Designation further provides that the holder of each share of outstanding Series A Preferred Stock may cast a number of votes at a meeting of stockholders equal to the number of whole shares of Class A Common Stock into which the Series A Preferred Stock is convertible. Therefore, as discussed above, upon the effectiveness of the reverse stock split, the Conversion Ratio applicable to the Series A Preferred Stock would automatically be adjusted proportionately based on the exchange ratio selected by the Board for the reverse stock split. After the reverse stock split, the Series A Preferred Stock would continue to have the same liquidation and dividend rights and the Conversion Ratio and voting rights would remain subject to future adjustment upon the occurrence of certain events as provided in the Certificate of Designation for our Series A Preferred Stock.

A reverse stock split will not change the terms of our Common Stock, the proportionate equity interests of our stockholders, or the respective voting rights and other rights of stockholders, except for possible immaterial changes due to fractional shares as described above. The Common Stock issued pursuant to a reverse stock split will remain fully paid and non-assessable. A reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Certain Effects and Risks of a Reverse Stock Split

The market price per share of our Class A Common Stock after the reverse split may not rise in proportion to the reduction in the number of shares of our Class A Common Stock outstanding resulting from the reverse split. The market price of our Class A Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding. Furthermore, the possibility exists that liquidity in the market price of our Class A Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. The market price per post-reverse split share may not exceed or remain in excess of the minimum bid price required for listing by NASDAQ or other national securities exchanges, and we may not otherwise meet the requirements for listing and trading on such exchanges. In addition, a reverse stock split would increase the number of our stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically would experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that any reverse stock split would achieve the desired results that have been outlined above.

A reverse stock split may not result in or maintain an increase in the market price per new share of our Class A Common Stock after the reverse stock split in proportion to the reduction in the number of old shares of our Class A Common Stock outstanding before the reverse stock split. For example, based on the closing bid price of our Class A Common Stock on May 11, 2007 of $0.22 per share, if the Board decided to implement a reverse stock split and selects a reverse stock split ratio of one-for-twenty, there can be no assurance that the closing bid price of our Class A Common Stock would be $4.40 per share or greater.

Accordingly, the total market capitalization of our Class A Common Stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split and, in the future, the market price of the shares of our Class A Common Stock following the reverse stock split (which we refer to as “New Shares”) may not exceed or remain higher than the market price prior to the reverse stock split. The lasting effect of the reverse stock split upon the market price for our Class A Common Stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. We cannot assure you that the market price per new share of our New Shares would rise in proportion to the reduction in the number of old shares of our Class A Common Stock outstanding resulting from the reverse stock split (which we refer to as “Former Shares”).

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split would result in a per-share price that would attract institutional investors or investment funds or that such share price would satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Class A Common Stock may not necessarily improve.

If the reverse stock split is effected and the market price of our Class A Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Class A Common Stock would, however, also be based on our performance and other factors, which are unrelated to the numbers of shares outstanding. Furthermore, the liquidity of our Class A Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Upon effectiveness of the reverse stock split, the number of authorized shares of Class A Common Stock that are not issued or outstanding would increase based upon the exchange ratio selected by the Board for the reverse stock split. This would significantly increase the ability of the Board to issue such authorized and unissued shares without stockholder approval. For example, based on the 38,492,851 shares of Class A Common Stock outstanding on the record date, and the 95,000,000 shares of Class A Common Stock that are authorized under our Third Amended and Restated the Certificate of Incorporation, a one-for-twenty reverse stock split would reduce the Class A Common Stock outstanding to approximately 1,924,642 shares, thereby having the effect of increasing the number of authorized but unissued shares of Class A Common Stock from 56,507,149 to approximately 93,075,358. Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of Nextera with another company), the amendment to effect a reverse stock split is not being proposed in response to any effort of which we are aware to accumulate our shares of Class A Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the Board and our stockholders.

Concurrent with the effectiveness of the reverse stock split, the number of shares of Class B Common Stock we are authorized to issue would be reduced by the same exchange ratio as that selected by the Board for the reverse stock split. For example, based on the 4,300,000 shares of Class B Common Stock that are authorized on the record date, a one-for-twenty reverse stock split would have the effect of decreasing the number of authorized shares of Class B Common Stock to 215,000. Our Third Amended and Restated Certificate of Incorporation prevents us from reissuing shares of Class B Common Stock that have been converted by providing that any share of Class B Common Stock converted to Class A Common Stock will be retired and may not be reissued. Because a reverse stock split by itself would increase the number of authorized but unissued shares of Class B Common Stock, which shares we could then issue, the reverse stock split would reduce the number of shares of Class B Common Stock we are authorized to issue to maintain the current status with regards to the Class B Common Stock.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

If the stockholders approve the proposed amendments, and the Board determines that it is in our and our stockholders’ best interests to effect a reverse stock split, we will file an amendment to our Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and make a public announcement of the exact exchange ratio. Beginning on the Effective Date, each certificate representing Former Shares would be deemed for all corporate purposes to evidence ownership of New Shares.

As soon as practicable after the Effective Date, stockholders would be notified that the reverse stock split has been effected. Our transfer agent would act as the “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of Former Shares in certificate form would be asked to surrender to the exchange agent certificates representing Former Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates would be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

Certain stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders holding registered shares in a book-entry form do not need to take any action to receive their post-reverse stock split shares. If such a stockholder is entitled to post-reverse stock split shares, a transaction statement would be sent to his or her address of record indicating the number of shares he or she holds.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Fractional Shares

We would not issue fractional certificates for New Shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share because they hold a number of Former Shares not evenly divisible by the number selected by the Board for the exchange ratio for the reverse stock split, would, upon surrender to the exchange agent of such certificates representing such fractional shares, receive a cash payment without interest. Stockholders entitled to receive a fractional share who hold shares in book-entry form would be mailed a cash payment at their registered address. The cash payment for any fractional share would be equal to the product of (x) the fractional share and (y) the closing bid price of our Class A Common Stock on the OTC Bulletin Board on the Effective Date. By signing, cashing or otherwise accepting the cash payment, a stockholder will warrant that he or she owned the shares for which he or she received a cash payment. Such cash payment is subject to applicable federal income tax and state abandoned property laws.

No Appraisal Rights

Under applicable Delaware law, our stockholders are not entitled to dissenter’s or appraisal rights with respect to the reverse stock split and we would not independently provide our stockholders with any such right.

Certain Material Federal Income Tax Consequences

The following is a summary of certain material federal income tax consequences of the reverse stock split to certain holders of Former Shares. This summary does not purport to be a complete discussion of the tax consequences of the reverse stock split to all holders of Former Shares. The following description of the material federal income tax consequences of the reverse stock split is based on the Internal Revenue Code, applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of any of the proposed reverse stock splits. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder (e.g., non-resident aliens, broker/dealers or insurance companies). For example, foreign, state and local tax consequences are not discussed below. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Our beliefs regarding the tax consequences of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed below. This summary also assumes that the Former Shares were, and the New Shares would be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of the reverse stock split to a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the consequences of the reverse stock split.

Other than the cash payments, if any, received by a stockholder in lieu of fractional shares as discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Former Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received pursuant to the reverse stock split (including any fraction of a New Share deemed to have been received) would be the same as the stockholder’s aggregate tax basis in the Former Shares exchanged therefor. Stockholders who receive cash in lieu of fractional share interests in the New Shares as a result of the reverse stock split would be treated as having received the fractional shares pursuant to the reverse stock split and then having exchanged the fractional shares for cash in a redemption by us, and would generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and their adjusted basis allocable to the fractional share interests redeemed. Such gain or loss would be long-term capital gain or loss if the Former Shares were held for more than one year from the Effective Date. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the New Shares would include the period during which the stockholder held the Former Shares surrendered in the reverse stock split.

Approval Required

The affirmative vote of the holders of a majority of the voting power of our outstanding shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock, voting together as a single class, is required to approve the amendment of our Third Amended and Restated Certificate of Incorporation to effect a reverse stock split. In addition, the affirmative vote of the holders of a majority of our outstanding shares of Class B Common Stock, voting as a separate class, is required to approve the amendment of our Third Amended and Restated Certificate of Incorporation to effect a reverse stock split.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” Proposal 3.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2006. The Audit Committee has selected Ernst & Young LLP as Nextera’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Ernst & Young has served as our independent registered public accounting firm since 1998. Representatives of Ernst & Young are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, and respond to appropriate questions.

Principal Accounting Fees and Services

The following table summarizes the aggregate fees billed to Nextera by Ernst & Young for the years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees(1)	$183,200	$90,500
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	1,265
All Other Fees(4)	1,500	1,500
Total	$184,700	$93,265

(1)          Audit fees consist of fees billed for professional services rendered for the audit of Nextera’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports and other services associated with regulatory filings.

(2)          Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Nextera’s consolidated financial statements and are not reported under “Audit Fees.”

(3)          Tax fees consist of fees billed for professional services rendered for tax compliance, tax consultations, and tax merger and acquisition due diligence.

(4)          All other fees consist of fees for products and services other than the services reported above. For the years ended December 31, 2006 and 2005, this category included a subscription fee for technical research material.

The Audit Committee discussed the nature of the services provided by Ernst & Young with our management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board.

Pre-Approval Policy of the Audit Committee

The Audit Committee’s policy is to pre-approve all audit and non-audit services by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category or services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to Mr. Levine, the Chairman of the Audit Committee, for services required on an expedited basis. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related, tax and other services provided by Ernst & Young LLP in fiscal year 2006 and related fees were approved in accordance with the Audit Committee’s policy.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) oversees Nextera’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Nextera’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), as currently in effect as adopted by the Public Company Accounting Oversight Board, and it has discussed with Ernst & Young the issue of its independence from Nextera.

The Audit Committee discussed with Nextera’s independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Nextera’s internal controls, and the overall quality of Nextera’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee is governed by a written charter that has been adopted by the Board of Directors. The Audit Committee held five meetings during 2006. The members of the Audit Committee are considered independent because they satisfy the independence requirements as defined by the rules and regulations of The NASDAQ Stock Market and Rule 10A-3 of the Exchange Act.

AUDIT COMMITTEE

Alan B. Levine, Chairman

Keith D. Grinstein

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Nextera’s Class A Common Stock, Class B Common Stock and Series A Preferred Stock as of March 15, 2007, by (i) all those known by us to be beneficial owners of more than 5% of Nextera’s Common Stock; (ii) each of Nextera’s directors; (iii) Nextera’s President and our other two most highly paid executive officers; and (iv) all of our directors and executive officers as a group. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 15, 2007 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the address of the persons named below is care of Nextera Enterprises, Inc., 14320 Arminta Street, Panorama City, California 91402.

	Beneficial Ownership of Class A Common Stock(1)(2)			Beneficial Ownership of Class B Common Stock(1)(2)		Beneficial Ownership of Series A Preferred Stock(1)(2)
Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Joseph J. Millin	8,467,410	(5)	22.05	—	—	—	—
Richard V. Sandler	580,972	(7)	1.49	—	—	—	—
Michael J. Dolan	191,178	(8)	*	—	—	—	—
Steven B. Fink	8,990,000	(9)	23.25	3,844,200	100.00	53,328	100.00
Ralph Finerman	215,000	(7)	*	—	—	—	—
Keith D. Grinstein	265,000	(7)	*	—	—	—	—
Alan B. Levine	75,000	(7)	*	—	—	—	—
Stanley E. Maron	235,000	(7)	*	—	—	—	—
Michael P. Muldowney	1,000,133	(10)	2.75	—	—	—	—
Scott J. Weiss	8,479,910	(6)	22.02	—	—	—	—
David Michael Schneider Trust	2,762,267	(7)	6.70	—	—	—	—
Mounte LLC	8,810,000	(11)	22.89	3,844,200	100.00	53,328	100.00
Lawrence J. Ellison	8,810,000	(11)	22.89	3,844,200	100.00	53,328	100.00
Michael R. Milken	8,810,000	(11)	22.89	3,844,200	100.00	53,328	100.00
Lowell J. Milken	8,810,000	(11)	22.89	3,844,200	100.00	53,328	100.00
Jocott Enterprises, Inc.	8,467,410	(4)	22.02	—	—	—	—
All directors and executive officers as a group (10 persons)	20,141,916	(12)	48.89	3,844,200	100.00	53,328	100.00

	Beneficial Ownership of Class A and B Common Stock and Series A Preferred Stock(1)(2)
Name of Beneficial Owner	Percent of Combined Voting Power(3)	Percent of Common and Preferred Stock Outstanding
Joseph J. Millin	10.03	20.03
Richard V. Sandler	*	*
Michael J. Dolan	*	*
Steven B. Fink	65.15	30.40
Ralph Finerman	*	*
Keith D. Grinstein	*	*
Alan B. Levine	*	*
Stanley E. Maron	*	*
Michael P. Muldowney	1.27	2.56
Scott J. Weiss	10.01	20.00
David Michael Schneider Trust	3.16	6.52
Mounte LLC.	64.94	29.98
Lawrence J. Ellison	64.94	29.98
Michael R. Milken	64.94	29.98
Lowell J. Milken	64.94	29.98
Jocott Enterprises, Inc.	10.00	19.97
All directors and executive officers as a group (10 persons)	75.90	56.71

                  * Indicates beneficial ownership of less than 1.0% of the outstanding Class A or Class B Common Stock or Series A Preferred Stock, as applicable.

          (1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 15, 2007 are deemed outstanding and to be beneficially owned by the person holding such options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and disposition power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

          (2) Based on approximately 38,492,851 shares of Class A Common Stock, 3,844,200 shares of Class B Common Stock and 53,328 shares of Series A Preferred Stock outstanding as of March 15, 2007.

          (3) Holders of Nextera’s Class B Common Stock are entitled to 10 votes per share. Holders of Nextera’s Series A Preferred Stock are entitled to 154 votes per share, which equals the number of whole shares of Class A Common Stock into which one share of Series A Preferred Stock is convertible.

          (4) At the closing of the acquisition of the Woodridge business, 8,467,410 shares of Class A Common Stock were issued to Jocott Enterprises, Inc. Messrs. Millin and Weiss are each directors of Jocott Enterprises, Inc. and a trustee and beneficiary (together with their respective spouses) of living trusts that own all of the shares of Jocott Enterprises, Inc. Messrs. Millin and Weiss have disclaimed all beneficial ownership of the shares held by Jocott Enterprises, Inc., except to the extent of their respective pecuniary interests therein.

          (5) At the closing of the acquisition of the Woodridge business, 8,467,410 shares of Class A Common Stock were issued to Jocott Enterprises, Inc. Messrs. Millin and Weiss are each directors of Jocott Enterprises, Inc. and a trustee and beneficiary (together with their respective spouses) of living trusts that own all of the shares of Jocott Enterprises, Inc. Messrs. Millin and Weiss have disclaimed all beneficial ownership of the shares held by Jocott Enterprises, Inc., except to the extent of their respective pecuniary interests therein. Includes 25,000 shares issuable with respect to options exercisable within 60 days of March 15, 2007.

          (6) At the closing of the acquisition of the Woodridge business, 8,467,410 shares of Class A Common Stock were issued to Jocott Enterprises, Inc. Messrs. Millin and Weiss are each directors of Jocott Enterprises, Inc. and a trustee and beneficiary (together with their respective spouses) of living trusts that own all of the shares of Jocott Enterprises, Inc. Messrs. Millin and Weiss have disclaimed all beneficial ownership of the shares held by Jocott Enterprises, Inc., except to the extent of their respective pecuniary interests therein. Includes 12,500 shares issuable with respect to options exercisable within 60 days of March 15, 2007.

          (7) Represents shares issuable with respect to options exercisable within 60 days of March 15, 2007.

          (8) Includes 180,278 shares issuable with respect to options exercisable within 60 days of March 15, 2007.

          (9) Steven B. Fink, in his capacity as a manager of Mounte LLC, may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock and Series A Preferred Stock owned by Mounte LLC. Includes 8,810,000 of Class A Common Stock, 3,844,200 shares of Class B Common Stock and 53,328 shares of Series A Preferred Stock held by Mounte LLC of which Mr. Fink has disclaimed all beneficial ownership except to the extent of his pecuniary interest therein. Also includes 180,000 shares issuable with respect to options exercisable within 60 days of March 15, 2007.

    (10) Includes 855,833 shares issuable with respect to options exercisable within 60 days of March 15, 2007 and 79,000 shares held by the Muldowney Children Irrevocable Trust. Mr. Muldowney has disclaimed all beneficial ownership of the shares held by the Muldowney Children Irrevocable Trust.

    (11) Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken may each be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock and Series A Preferred Stock owned by Mounte LLC. Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken may be deemed to be a group within the meaning of Rule 13d-5 under the Exchange Act. Lawrence J. Ellison is Chairman and Chief Executive Officer of Oracle Corporation. Michael R. Milken is a manager and member of Mounte LLC.

    (12) Includes 2,709,306 shares issuable with respect to options exercisable within 60 days of March 15, 2007 and 79,000 shares held by the Muldowney Children Irrevocable Trust of which Mr. Muldowney has disclaimed all beneficial ownership.

EXECUTIVE OFFICERS

Biographical information for our executive officers is set forth below. The biographical information of Joseph Millin is included under the heading, “Election of Board of Directors.” There are no family relationships between any directors or executive officers. Executive officers serve at the discretion of the Board of Directors. Officers are elected by the Board of Directors annually at its first meeting following the Annual Meeting of Stockholders.

Executive Officers

Antonio Rodriquez

Mr. Rodriquez, 42, joined us on January 31, 2007 as our Chief Financial Officer. Prior to joining the Company, Mr. Rodriquez served as the Chief Accounting Officer of Capstone Turbine Corp., a publicly traded leading producer of low-emission microturbine systems, from January 2006 to January 2007. Prior to Capstone Turbine, Mr. Rodriquez served as Vice President of Finance for ValueClick, Inc., a publicly-traded internet media and technology firm, from 2000 until December 2005. Mr. Rodriquez also served as a Senior Manager in the Assurance Practice of the Manufacturing, Retailing and Distribution line of business at KPMG, LLP. Mr. Rodriquez is a certified public accountant and is a member of the American Institute of Certified Public Accountants.

Michael P. Muldowney

Mr. Muldowney, 43, is a director of Nextera, a position he has held since May 2005. Muldowney has announced his intention not to stand for reelection as director of Nextera this year. Mr. Muldowney also served as Nextera’s Chief Financial Officer since January 1999 and as its Chief Operating Officer since March 2006, until his resignation as Chief Financial Officer on January 31, 2007 and his resignation as Chief Operating Officer on March 31, 2007. He previously held the positions of President from December 2003 until March 2006, Chief Operating Officer from February 2003 until December 2003, and Vice President, Finance from May 1997 until May 1998. Mr. Muldowney also serves as an officer of certain subsidiaries of Nextera. Mr. Muldowney is a former licensed certified public accountant and was corporate controller as well as a principal of Mercer Management Consulting, Inc. from 1992 to May 1997, and held various other financial management positions with Mercer from 1989 to 1992.

Michael J. Dolan

Mr. Dolan, 40, joined us in March 2001 as our Corporate Controller. He has also served as our Chief Accounting Officer since February 2003. Mr. Dolan is a certified public accountant and was a senior manager in the Assurance & Advisory Business Services practice of Ernst & Young LLP from 1988 until 2001. Mr. Dolan resigned as our Corporate Controller and Chief Accounting Officer on March 31, 2007.

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors (the “Compensation Committee”) administers Nextera’s executive compensation program and establishes the salaries of Nextera’s executive officers. The Compensation Committee consists of Mr. Maron, Mr. Sandler and our two independent directors, Mr. Grinstein and Mr. Levine.

Compensation Philosophy and Objectives

The general philosophy of the Compensation Committee is to motivate, measure and reward employees for performance that we believe will result in superior operational results and build long-term value for our shareholders. The objectives of our compensation and benefit programs are to link the financial interests of Nextera’s executive officers to the interests of its stockholders, to encourage support of Nextera’s long-term goals, to tie executive compensation to Nextera’s performance, to attract and retain talented leadership and to encourage significant ownership of Nextera’s common stock by executive officers.

Most of our compensation elements simultaneously fulfill one or more of these objectives. These elements consist of (1) an annual salary, (2) annual performance bonuses, (3) long-term equity incentives, (4) retirement savings opportunity, and (5) health and welfare benefits. Each component aligns the interests of our executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality towards one’s job, linking individual performance to the Company’s performance, or by ensuring healthy employees.

Setting Executive Compensation

In making decisions affecting the Company’s executive compensation, the Compensation Committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting Nextera’s long-term goals. The Compensation Committee also considers the compensation practices of other organizations that compete with Nextera. Based upon these and other factors which it considers relevant, and in light of Nextera’s overall long-term performance, the Compensation Committee has considered it appropriate, and in the best interest of the stockholders, to set the overall executive compensation at competitive market levels to enable Nextera to continue to attract, retain and motivate the highest level of executive personnel.

There is no pre-established amount or formula for the allocation between annual compensation and long-term compensation for our executive officers. Rather, the compensation committee relies on each committee member’s knowledge and experience as well as information provided by management to determine the appropriate level and mix of compensation.

Executive Compensation Components

We utilize certain elements of our executive compensation to ensure a proper balance between our short- and long-term successes as well as between our financial performance and shareholder return.

The principal components of compensation provided to Nextera’s executive officers are:

•       Annual salary;

•       Annual performance bonuses;

•       Long-term equity incentives;

•       Retirement savings opportunity; and

•       Health and welfare benefits.

Elements of Compensation

Base Salary

We provide our executives with a base salary to compensate them for services rendered during the fiscal year and to provide a stable annual salary at a level consistent with individual contributions to the Company. Consistent with its philosophy, the Compensation Committee aims to position base salaries for Nextera’s executive officers annually at levels that are equal to or slightly higher than the comparison group, with consideration of the performance of Nextera, individual performance of each executive, and the executive’s scope of responsibility in relation to other officers and key executives within Nextera. In selected cases, other factors may also be considered.

Annual Incentive Bonuses

Nextera does not have a formal incentive bonus plan. However, Nextera pays cash bonuses to its executive officers at the end of each fiscal year based primarily on Nextera’s performance in relation to predetermined objectives, individual executive performance for the year then ended, and compensation survey information for executives employed within Nextera’s market segment. An executive’s bonus in any given year varies depending on (a) the ability of the executive to meet financial targets; (b) key contributions made by the executive during the year; and (c) industry practice.

Long-Term Incentives

The Compensation Committee is committed to long-term incentive programs for executives that promote the long-term growth of Nextera. Our long-term incentives consist solely of stock option awards. We believe that stock options are an effective way to reward our employees and to align employee and stockholder long-term interest. Stock options provide a direct link between compensation and stockholder return. The exercise price of stock options granted to executives is equal to the fair market value of Nextera’s Class A Common Stock on the date of the grant. The vesting schedule for options granted under Nextera’s option plans is generally set to emphasize the long-term incentives provided by option grants. A longer vesting schedule is generally selected to encourage executives to consider the long-term welfare of Nextera and to establish a long-term relationship with Nextera. It is also designed to reduce executive turnover and to retain the trained skills of valued employees.

The number of options granted to individual executive officers depends upon the executive’s position at Nextera, his or her performance prior to the option grant and market practices within the Company’s industry. Because the primary purposes of granting options are to provide incentives for future performance and retain highly skilled and valued executives, the Compensation Committee considers the number of shares that are not yet exercisable by an executive under previously granted options when granting additional stock options.

Retirement Savings

The Named Executive Officers are eligible for the same benefits that are available to Company employees generally. These include participation in a tax-qualified pension and 401(k) plan and group life, health, dental, vision and disability insurance plans.

401(K) Plan

The Company’s 401(K) Plan is available to the Named Executive Officers and other eligible Company employees enabling them to contribute certain percentages of their annual base salary into the plan. Each year, the Company may make safe harbor non-elective matching contributions to the plan.

The Company will match 75% of the first 6% of an employee’s eligible compensation contributed to the Plan, subject to the maximums permissible under the Internal Revenue Code.

Severance Plans

The above-referenced employment agreements contain provisions related to severance payments upon termination of employment. Each of these agreements is described in detail under the heading “Potential Payments upon Termination or Change-in-Control.” We do not have any formal severance policies or plans.

Health and Welfare Benefits

We offer a variety of health and benefit programs, including group life, health, dental, vision and disability insurance plans.

Internal Revenue Code Section 162(m)

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation and that meets certain other technical requirements. Based on these requirements, the Compensation Committee has determined that Section 162(m) will not prevent Nextera from receiving a tax deduction for any of the compensation paid to executive officers.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid or accrued for the years ended December 31, 2006, 2005 and 2004 for our chief executive officer and our other two most highly compensated executive officers whose compensation exceeded $100,000 in 2006 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($) (3)
Joseph J. Millin(1)	2006	$291,429	$—	$—	$5,161	$—	$—	$21,063	$317,653
President (Principal Executive Officer) and Director
Michael P. Muldowney	2006	$310,000	$180,000	$—	$43,739	$—	$—	$169,800	$703,539
Chief Financial Officer and Chief Operating Officer
Michael J. Dolan	2006	$157,500	$70,000	$—	$19,080	$—	$—	$86,250	$332,830
Chief Accounting Officer and Corporate Controller

(1)                As permitted by SEC rules, no amounts are shown with respect to certain “perquisites” where the aggregate amounts of such perquisites for a Named Executive Officer do not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus for the relevant year.

(2)                Mr. Millin was named President of Nextera Enterprises and an executive officer in March 2006. All Other Compensation includes the value of $12,263 in auto reimbursements.

(3)                All other compensation in 2006 includes contractual severance compensation of $155,000 and $78,750 for Messrs. Muldowney and Dolan, respectively. All Other Compensation also includes the value of defined contribution plan contributions and automobile allowances or reimbursements

Grants of Plan-Based Awards for 2006

The following table sets forth information regarding stock options under plan-based awards granted to each of the Named Executive Officers in 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Stock of Units (#)	Underlying Options (#)	Awards ($/Sh)	and Option Awards (1)

Joseph J. Millin	6/6/2006	—	—	—	—	—	—	—	10,000	$0.60	$34,000
Michael P. Muldowney	6/6/2006	—	—	—	—	—	—	—	150,000	$0.60	$52,500
Michael J. Dolan	6/6/2006	—	—	—	—	—	—	—	75,000	$0.60	$26,250

(1)                 Messrs. Muldowney and Dolan entered into termination agreements on December 29, 2006. Under the terms of the agreement, Mr. Muldowney’s entire 2006 option award did not vest and 50% of Mr. Dolan’s 2006 award vested.

Discussion of Summary Compensation and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plan and arrangements is set forth below.

Joseph J. Millin

On March 9, 2006, we entered into an employment agreement with Joseph J. Millin, in connection with his appointment as the President of Nextera and the President and Chief Executive Officer of its wholly owned subsidiary Woodridge. The agreement provides for a term of four years and automatically renews for additional one-year periods unless either party provides at least 30 days’ notice of its intention not to renew. If we elect not to renew his employment agreement at the end of the initial four-year term, we must give Mr. Millin at least 180 days’ notice or continue to pay his salary for a period of 180 days from the date of the termination notice. Pursuant to the agreement, Mr. Millin receives an annual base salary of $360,000, an annual discretionary bonus of an amount determined by the Board of Directors in its sole discretion, benefits under our benefit plans and various fringe benefits. In addition, Nextera agreed to reserve stock options under its stock option plan in an amount equal to five percent (5%) of the total outstanding shares of its Class A Common Stock, which will be granted to Mr. Millin and other employees of Woodridge as determined by the Board of Directors from time to time. Twenty-five percent (25%) of the options granted to Mr. Millin will vest on each of the first, second, third and fourth anniversaries of the date of the employment agreement.

The severance and change of control agreements described under the heading “Potential Payments Upon Termination or Change of Control” below provide for certain termination benefits in the event that Mr. Millin’s employment is terminated by us without cause or by him with good cause.

Antonio Rodriquez

In an offer letter (the “Offer Letter”) dated December 14, 2006, Nextera extended to Antonio Rodriquez an offer of employment as Chief Financial Officer of Nextera and Woodridge Labs, Inc. On December 21, 2006, Mr. Rodriquez accepted the terms of the Offer Letter and authorized the Company to conduct a background check on him. The Company’s offer was contingent upon the Company’s satisfaction with the results of Mr. Rodriquez’s background check. The contingency was satisfied on January 2, 2007. Mr. Rodriquez joined Nextera and Woodridge Labs on January 31, 2007.

Under the terms of the Offer Letter, Mr. Rodriquez receives an annual base salary of $200,000 and is eligible to participate in the Company’s discretionary bonus plan in an amount up to 50% of his annual salary. Mr. Rodriquez will be granted options to purchase 200,000 shares of Nextera’s Class A common stock at fair market value on the date of the grant. The options will vest as follows: 50,000 shares upon issuance and 50,000 shares on each anniversary of Mr. Rodriquez’s effective date of hire over a three year period.

Mr. Rodriquez will also be entitled to participate in the Company’s full package of benefits, including retirement contributions. Mr. Rodriquez’s employee status with the Company will be that of an “at-will” employee. The severance and change of control agreements described under the heading “Potential Payments Upon Termination or Change of Control” below provide for certain termination benefits in the event that Mr. Rodriquez’s employment is terminated by us without cause or by him with good cause.

Richard V. Sandler

Effective February 1, 2003, Richard V. Sandler began serving as Vice Chairman of the Board of Directors on a month to month basis. Pursuant to the terms of his letter of acceptance, dated February 1, 2003, Mr. Sandler was paid $20,000 per month for such services. On January 25, 2006, Nextera and Mr. Sandler agreed to reduce the compensation paid to Mr. Sandler for his services as Chairman of the Board of Directors from $20,000 per month to $6,667 per month, effective as of January 1, 2006. Maron & Sandler does not charge Nextera for the time that Mr. Sandler spends on Nextera matters.

Michael P. Muldowney

On April 1, 2006, Nextera entered into an employment agreement with Michael P. Muldowney, Nextera’s Chief Operating Officer and Chief Financial Officer. The agreement provided for a term of one year and automatically renews for additional one-year periods unless either party provides at least 30 days notice of its intention not to renew. Pursuant to the agreement, Mr. Muldowney received an annual base salary of $310,000 and an annual discretionary bonus in an amount determined by the Board of Directors, as well as benefits under our benefit plans.

On December 29, 2006, the Company entered into a Termination and Severance Agreement (the “Muldowney Termination Agreement”) with Michael Muldowney, the Company’s Chief Operating Officer, Chief Financial Officer and principal financial officer, pursuant to which Mr. Muldowney resigned from the Company effective March 31, 2007. Pursuant to the Muldowney Termination Agreement, Mr. Muldowney received full salary and benefits until March 31, 2007. Mr. Muldowney also received a bonus for 2006 in the amount of $85,000 and a “stay bonus” of $30,000.

Michael J. Dolan

On February 12, 2001, we entered into an oral agreement with Michael Dolan regarding his employment as our Corporate Controller, which was memorialized in a letter and later formalized in an agreement effective January 1, 2004. Under this written agreement, Mr. Dolan received a base salary of $157,500 per year, paid semi-monthly, plus a bonus, with an annual salary review. Mr. Dolan also received benefits under our benefit plans.

On December 29, 2006, the Company entered into a Termination and Severance Agreement (the “Dolan Termination Agreement”) with Michael Dolan, the Company’s Chief Accounting Officer and Corporate Controller, pursuant to which Mr. Dolan resigned from the Company effective March 31, 2007. Pursuant to the Dolan Termination Agreement, Mr. Dolan received full salary and benefits until March 31, 2007. Mr. Dolan also received a bonus for 2006 in the amount of $40,000 and a “stay bonus” of $15,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph J. Millin	—	100,000	—	$0.60	06/06/2016	—	$—	—	$—
Michael P. Muldowney	250,000	—	—	$0.38	12/8/2013	—	—	—	—
	125,000	25,000	—	$0.39	12/23/2014	—	—	—	—
	150,000	—	—	$0.44	2/3/2013	—	—	—	—
	150,000	—	—	$0.58	4/15/2012	—	—	—	—
	—	150,000	—	$0.60	6/6/2016	—	—	—	—
	60,000	—	—	$1.53	12/27/2011	—	—	—	—
	100,000	—	—	$1.63	10/27/2010	—	—	—	—
	100,000	—	—	$9.13	2/24/2010	—	—	—	—
Michael J. Dolan	50,000	—	—	$0.38	12/08/2013	—	—	—	—
	62,500	12,500	—	$0.39	12/23/2014	—	—	—	—
	—	75,000	—	$0.60	6/6/2016	—	—	—	—
	32,000	8,000	—	$0.62	4/23/2012	—	—	—	—
	25,000	—	—	$1.25	3/5/2011	—	—	—	—

(1)                 Option exercise price represents the closing market price of the Company stock on Date of Grant.

Option Exercises for 2006

The following table sets forth information regarding stock options exercised by our Named Executive Officers during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph J. Millin	—	—	—	—
Michael P. Muldowney	—	—	—	—
Michael Dolan	—	—	—	—

Pension Benefits

None of our Named Executive Officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us. We do not provide pension arrangements or post-retirement health coverage for our executive employees. Our executive officers are eligible to participate in our 401(k) defined contribution plan.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments under Termination or Change-in-Control

The Company provides payments and benefits, or accelerates the vesting of certain benefits, under several plans or agreements for key executives, including the Named Executive Officers, in the event of:

•       Termination of employment, other than termination for “cause” or voluntary termination without “good reason” (as defined in such plans or agreements);

•       Termination following a “change in control”; or

•       The occurrence of a “change in control.”

The terms and conditions for these payments and benefits, as well as certain definitions, vary under each plan or agreement. These plans and agreements are:

•       Retention Agreements;

•       Hire Agreements with Individual Officers; and

•       Stock Option Grant Agreements.

Individual Hire Agreements

Joseph Millin

Mr. Millin also signed a separate agreement subjecting him to certain non-competition, non-disclosure and non-solicitation covenants. Mr. Millin’s employment agreement provides that if his employment is terminated by us without cause or by him with good reason (as defined in the employment agreement), or if we fail to renew his employment agreement, then Mr. Millin will be entitled to: (1) his base salary for a period of one year, (2) a bonus in an amount based upon the bonus amount, if any, that would have been paid to Mr. Millin for the year in which the termination occurs, pro-rated for the length of his service during the year in which his termination occurs, (3) continuation of customary benefits for one year and (4) immediate vesting of either 50% of all unvested options granted to Mr. Millin for Nextera’s Class A Common Stock or the options granted to Mr. Millin for Nextera’s Class A Common Stock which would have vested in the twelve (12) month period immediately following the date of termination, whichever is greater.

Michael Muldowney

Mr. Muldowney’s employment agreement provides that if his employment is terminated by Nextera without cause or by him with good cause (as defined in the employment agreement), or if Nextera fails to renew his employment agreement, then Mr. Muldowney will be entitled to: (1) his base salary for a period of six months, (2) a bonus equal to 50% of the bonus amount, if any, paid to him during the year preceding the year of his termination, pro-rated for the length of his service during the year in which his termination occurs, (3) continuation of customary health benefits for one year, (4) immediate vesting of all unvested options granted to Mr. Muldowney prior to April 1, 2006 for Nextera’s Class A Common Stock and the immediate vesting of all unvested options granted to Mr. Muldowney on or after April 1, 2006 provided that such termination is not a result of Mr. Muldowney’s termination for result of Mr. Muldowney electing not to move to California, after being requested to do so by the Company, then none of said options that are not then vested will vest other than as provided in the applicable Option Agreement, and (5) release from his non-competition and non-solicitation covenants.

On December 29, 2006, the Company entered into a Termination and Severance Agreement (the “Muldowney Termination Agreement”) with Michael Muldowney, the Company’s Chief Operating Officer, Chief Financial Officer and principal financial officer, pursuant to which Mr. Muldowney resigned from the Company effective March 31, 2007. Pursuant to the Muldowney Termination Agreement, Mr. Muldowney received full salary and benefits until March 31, 2007. Mr. Muldowney also received a bonus for 2006 in the amount of $85,000 and a “stay bonus” of $30,000.

Any options exercisable for Class A common stock granted to Mr. Muldowney prior to April 1, 2006 which are not vested at the time of his resignation will vest to the full extent of such remaining unvested options. Mr. Muldowney forfeited any unvested options exercisable for Class A common stock that were granted to Mr. Muldowney on or after April 1, 2006. Mr. Muldowney also received a continuation of all benefits to the extent authorized by and consistent with COBRA for six months from the date of his resignation. Mr. Muldowney received a severance payment in the amount of $155,000.

At the Company’s request, Mr. Muldowney will use his best efforts to make himself available to consult on various financial and accounting matters for two months from the date of his resignation. Mr. Muldowney will be paid $10,000 per month for said consulting services. The Company, in its sole discretion, may extend the term of the consulting arrangement on a month to month basis.

Michael Dolan

Mr. Dolan’s employment agreement provides that if his employment is terminated by Nextera without cause or by him with good cause (as defined in the employment agreement), or if Nextera fails to renew his employment agreement, then Mr. Dolan will be entitled to: (1) his base salary for a period of six months, (2) a bonus equal to 25% of his base salary earned in the calendar year of the termination, (3) continuation of customary health benefits for six months, (4) immediate vesting of 50% of all unvested options granted to Mr. Dolan for Nextera’s Class A Common Stock and (5) release from his non-competition and non-solicitation covenants.

On December 29, 2006, the Company entered into a Termination and Severance Agreement (the “Dolan Termination Agreement”) with Michael Dolan, the Company’s Chief Accounting Officer and Corporate Controller, pursuant to which Mr. Dolan resigned from the Company effective March 31, 2007. Pursuant to the Dolan Termination Agreement, Mr. Dolan received full salary and benefits until March 31, 2007. Mr. Dolan also received a bonus for 2006 in the amount of $40,000 and a “stay bonus” of $15,000.

Any options exercisable for Class A common stock granted to Mr. Dolan which are not vested at the time of his resignation will vest to the extent of fifty percent (50%) of such remaining unvested portion. Mr. Dolan will also receive a continuation of 401(k) and FICA benefits for an additional six month period following his resignation date. Mr. Dolan agreed to waive any health or COBRA benefits after his resignation date, provided that Mr. Dolan is able to secure other health benefits. Mr. Dolan received a severance payment in the amount of $78,750.

At the Company’s request, Mr. Dolan will use his best efforts to make himself available to consult on various financial and accounting matters for four months from the date of his resignation. Mr. Dolan will be paid $5,000 per month for said consulting services. The Company, in its sole discretion, may extend the term of the consulting arrangement on a month to month basis.

Equity Compensation Plans

The following table sets forth information with respect to our equity compensation plans in effect during the year ended December 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,152,267	$1.70	5,714,535
Equity compensation plans not approved by security holders	400,000	0.44	—
Total	6,552,267	$1.62	5,714,535

Description of Non-Security Holder-Approved Plans

During 2006, the Company issued 150,000 options to purchase shares of Nextera’s Class A Common Stock to outside consultants.

On February 19, 2004, the Compensation Committee recommended that all directors receive options to purchase shares of Nextera’s Class A Common Stock at an exercise price of $0.43 per share, the closing market price on the day the Compensation Committee made the recommendation, subject to the approval of the full Board of Directors. On March 3, 2004, the Board of Directors approved the option grant. The closing market price of Nextera’s Class A Common Stock was $0.53 on March 3, 2004. A total of 250,000 of such options were granted.

Director Compensation

The table below summarizes the compensation paid by the Company to non-Named Executive Officer directors during the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)(1)	($)	($)	($)(2)	($)
Sandler	80,000	—	$56,873	—	—	—	$136,873
Finerman	19,000	—	$18,822	—	—	—	$37,822
Fink	6,500	—	18,822	—	—	—	25,322
Grinstein	36,000	—	21,872	—	—	—	57,872
Levine	36,500	—	10,982	—	—	—	47,482
Maron	20,500	—	18,822	—	—	—	39,322
Weiss	—	—	2,581	—	—	—	2,581

(1)             This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the non-employee directors, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 2 to the financial statements included in the company’s annual report on Form 10-K for the year ended

December 31, 2006, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors. On June 6, 2006, Messrs. Finerman, Fink, Grinstein, Levine and Maron each received a stock option grant exercisable into 75,000 shares of the Nextera’s Class A Common Stock with a grant date fair value equal to $26,250. Mr. Sandler also received a stock option grant on that date exercisable into 250,000 shares of the Nextera’s Class A Common Stock with a grant date fair value equal to $87,500.

(2)             Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property provided to each non-employee director, valued on the basis of aggregate incremental cost to the Company, was less than $10,000.

During 2006, independent directors Mr. Grinstein and Mr. Levine were eligible to receive a quarterly cash retainer fee of $7,500 (prior to April 1, 2006 the quarterly cash retainer for independent directors was $5,000), with each quarterly payment being conditioned on participation in at least 75% of the director’s Board and Committee activities and duties during that calendar quarter. During 2006, Messrs. Finerman, Fink and Maron were eligible to received a quarterly cash retainer fee of $4,500 (prior to April 1, 2006 the quarterly cash retainer for independent directors was $2,000), with each quarterly payment being conditioned on participation in at least 75% of the director’s Board and Committee activities and duties during that calendar quarter. Additionally, except for Messrs. Millin, Muldowney, Sandler and Weiss, each director is paid an in-person meeting fee of $1,000 and a telephonic meeting fee of $500 for each meeting attended, with the exception of Audit Committee meetings. Members of the Audit Committee are paid a meeting fee of $1,000. Mr. Sandler received a fee of $6,667 per month for his services as Chairman. Directors are reimbursed for all expenses incurred in connection with attendance at Board and committee meetings.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Nextera’s proxy statement for the 2007 annual meeting.

Respectfully Submitted by the Compensation Committee

Keith D. Grinstein
Alan B. Levine
Stanley E. Maron
Richard V. Sandler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for the 2006 fiscal year were Keith D. Grinstein, Alan B. Levine, Stanley E. Maron and Richard V. Sandler. Mr. Sandler serves as the Chairman of the Board of Directors and Mr. Maron serves as our Secretary. Mr. Maron and Mr. Sandler are senior partners in the law firm of Maron & Sandler. The law firm of Maron & Sandler has provided legal services to us since February 1997. In 2006, Maron & Sandler billed us approximately $44,000 for legal services rendered. During the three years ended December 31, 2006, Maron & Sandler has not charged the Company for the time that Mr. Sandler spends on Nextera matters. Neither Mr. Grinstein nor Mr. Levine has at any time been an officer or employee of Nextera or any of its subsidiaries.

(1)          This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Nextera specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has a Related Party Transaction Policies and Procedures (the “Policy”). The Policy requires the Audit Committee to review, assess and report on the material facts of “interested transactions” with “related parties” to the Board for Board pre-approval or ratification unless a transaction has been pre-approved or previously approved by the Board, as determined by the Audit Committee. Pursuant to the Policy, no director who is a related party may participate in any discussion or approval of an interested transaction, except that such director will supply any material information concerning the transaction to the Audit Committee and the Board, as needed.

Under the Policy, in reaching its determination of whether to obtain Board pre-approval or ratification of the interested transaction, the Audit Committee is to consider, among other factors, whether the terms of the transaction are no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, as well as the extent of the related person’s interest in the transaction. The Policy is evidenced by the minutes to the meetings of the Board and Audit Committee.

Acquisition of the Woodridge Business

On March 9, 2006, Nextera and its wholly owned subsidiary Woodridge entered into an asset purchase agreement (the “Purchase Agreement”), with Jocott Enterprises, Inc.; Joseph J. Millin and Valerie Millin, Trustees of the Millin Family Living Trust Dated November 18, 2002; Scott J. Weiss and Debra Weiss, as Trustees of the Scott and Debra Weiss Living Trust; Joseph J. Millin; and Scott J. Weiss, under which Woodridge purchased substantially all of the assets of Seller.

The purchase price for the Woodridge business was comprised of:

•       $23.2 million in cash, including $0.8 million of acquisition expenses paid to third parties;

•       8,467,410 unregistered restricted shares of Nextera’s Class A Common Stock (the “Sale Shares”) constituting approximately 20% of the total outstanding common stock of Nextera immediately after such issuance, which shares were issued to Jocott. Such shares had a value of $4.2 million on the date of the Transaction; and

•       the Company’s assumption of a promissory note of Jocott in the principal amount of $1.0 million, which assumed debt was paid in full by the Company on the closing date of the Transaction.

$2.0 million of the cash portion of the purchase price was held in escrow until March 2007 at which time $0.5 million was withdrawn from the escrow account and distributed to Nextera by Jocott as a deposit under an Indemnity Deposit Agreement entered into between Nextera, Woodridge and Jocott on March 29, 2007. An additional $1.5 million was withdrawn from the escrow account in April 2007 and these funds were also distributed to Nextera by Jocott as a deposit under a separately executed Funding Agreement entered into between Nextera, Mounte LLC and Jocott on April 16, 2007 (“Funding Agreement”). Under the terms of the Funding Agreement, Nextera and Woodridge will keep the irrevocable deposit in full satisfaction of certain claims for indemnification that Nextera or Woodridge may have against the sellers under the Purchase Agreement. The payment of any remaining indemnification obligations of Jocott is also secured through September 2007 by a pledge of the unregistered restricted shares of Nextera’s Class A Common Stock issued to Woodridge in connection with the Purchase Agreement.

As a condition to the closing of the Transaction, Nextera was required to increase the size of the Board of Directors to nine members, and, effective as of the closing, Messrs. Millin and Weiss were elected to fill the resultant vacancies on the Board of Directors. Messrs. Millin and Weiss also entered into employment agreements with Nextera and Woodridge. All of the shares of Jocott are owned by two living trusts; Mr. Millin serves as a trustee and is a beneficiary of one of the living trusts and Mr. Weiss serves as a trustee and beneficiary of the other living trust.

Under the Purchase Agreement, Jocott is granted “piggyback” registration rights with respect to the Sale Shares. In addition, each of Jocott, the shareholders of Jocott, Mr. Millin and Mr. Weiss agreed not to compete with the personal care, healthcare and beauty product business of Woodridge for a period of five years from and after the closing or, with respect to Messrs. Millin and Weiss, the date of termination of their employment (reduced to two years for Mr. Millin and Mr. Weiss if their employment contracts are not renewed by Woodridge or Nextera, if they are terminated without cause, or if they terminate their employment for good reason).

Indemnity Deposit Agreement and Funding Agreement

On March 29, 2007, Nextera, Woodridge and Jocott entered into an Indemnity Deposit Agreement. Under the terms of the Indemnity Deposit Agreement $0.5 million was withdrawn from the escrow account that was established in connection with the acquisition of the Woodridge business and such funds were paid to Nextera by Jocott as a deposit to be held by Nextera and Woodridge pending any final determination that Jocott is obligated under the Asset Purchase Agreement entered into in connection with the acquisition of the Woodridge business to indemnify Woodridge or Nextera for damages in connection with the March 2007 product recall of certain DermaFreeze365(TM) products sold by Woodridge. Messrs. Millin and Weiss are each directors of Jocott Enterprises, Inc.

On April 16, 2007, Nextera, Woodridge, Mounte LLC and Jocott entered into a Funding Agreement. Under the terms of the Funding Agreement, Mounte and Jocott loaned to Nextera the principal sums of $1.5 million and $1.0 million respectively, pursuant to individual promissory notes. The notes will accrue interest at an annual rate of 7% with interest payable on a quarterly basis and principal payable at the maturity date of April 1, 2012. Nextera is currently prohibited from paying interest in cash on these notes under the terms of its Credit Agreement. Accordingly, interest will accrue and be added to the principal balance of the notes. The notes, including accrued interest, may be redeemed or exchanged, at Nextera’s option, for an issuance of newly authorized Series B Cumulative Non-Convertible Preferred Stock of Nextera. The Series B Preferred will (i) be issued at a price equal to $100 per share, (ii) have a liquidation preference equal to $100 per share, (iii) provide for a 7% paid-in-kind dividend, and (iv) have such other rights, preferences and privileges as determined by the Board. The Series B Preferred will not be convertible into any other securities of Nextera and the Series B Preferred will rank junior to the existing Series A Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up. The Series B Preferred will be structured so as to qualify as “Permitted Equity Interests” as such term is defined in the Company’s Credit Agreement, as amended. The Series B Preferred issued will be issued as an exchange or redemption of all outstanding principal and accrued but unpaid interest on the notes. Under the terms of the Amendment to the Credit Agreement dated April 17, 2007, such exchange or redemption must be completed by June 16, 2007. Nextera, Mounte LLC and Jocott also entered into standstill agreements with the administrative agent under the Credit Agreement to subordinate their rights under their respective notes to the rights of the lenders under the Credit Agreement.

Additionally, under the terms of the Funding Agreement, Jocott paid an additional irrevocable indemnity deposit of $1.5 million to Nextera. The additional deposit was also made by withdrawing such amount from the escrow account that was established in connection with the acquisition of the Woodridge business. The parties agreed that the terms and conditions of the Funding Agreement will govern both the original and additional indemnity deposits. The Jocott deposit of $2.0 million will not bear interest and Nextera and Woodridge may use the deposit funds to satisfy any liabilities, obligations or other requirements of either or both of Nextera and Woodridge. The deposits will be deemed to be satisfaction and payment in full of any and all past, present and future claims for indemnification for any breaches of any of the representations and warranties pursuant to the Purchase Agreement that originally would have survived for only eighteen months following the closing date of the Woodridge purchase, but does not apply to any claims for breaches of any representations or warranties that survive beyond the eighteen month period. The deposits are the sole and exclusive property of Nextera and Nextera will have no liability or obligation to account for or return or refund any portion of the deposits or any earnings on the deposits.

The Funding Agreement provides that Nextera, subject to (i) any required consents or approvals of the lenders under the Credit Agreement and of any other persons whose consent or approval is required at the time under any credit or other contract or agreement to which Nextera, Woodridge or any of their affiliates is a party, (ii) any required consent of the holders of the outstanding Series A Preferred, and (iii) the approval of the Board; that, in the event that Nextera’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for a fiscal year is greater than or equal to $7.0 million or is greater than or equal to $12.0 million for any two consecutive fiscal years, or any event happens that results in the exchange or redemption of, or payment of a liquidation preference with respect to, any of Nextera’s outstanding preferred stock (the “Triggering Event”), Nextera will take the following actions:

a)               Within 15 business days after the occurrence of a Triggering Event, Nextera will issue to Jocott additional shares of Series B Preferred at a price equal to $100 per share. The number of such additional shares to be issued to Jocott will be equal to the quotient obtained by dividing (i) the sum of (A) $1,000,000, plus (B) the Appreciation Amount defined below, by (ii) 100, and rounding down to the nearest whole share. Such shares of Series B Preferred will be issued to Jocott in consideration of Jocott’s irrevocable payment of the $2.0 million indemnity deposit and Jocott’s compromise and settlement of the past, pending and future specified claims. The “Appreciation Amount” means an amount equal to a deemed appreciation equal to (1) $1,000,000, multiplied by (2) seven percent (7%) per annum, compounded annually, calculated from the date that Jocott loans the funds to Nextera pursuant to the promissory note issued by Jocott until the date of the any issuance of the additional shares of Series B Preferred to Jocott.

b)              Within 15 business days after the occurrence of a Triggering Event, Nextera will also issue to Jocott the same number of shares of Series C Cumulative Non-Convertible Preferred Stock of Nextera as the number of additional shares of Series B Preferred issued to Jocott. The Series C Preferred will (i) be issued at a price equal to $100 per share, (ii) have a liquidation preference equal to $100 per share and (iii) provide for a 7% paid-in-kind dividend. The Series C Preferred will not be convertible into any other securities of Nextera and the Series C Preferred will rank (i) junior to the Series A Preferred as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, and (ii) on a parity with the Series B Preferred as to the payment of dividends and the Special Redemption Right noted below, but rank junior to the Series B Preferred as to the distribution of assets upon liquidation, dissolution or winding up. The Series C Preferred will be structured so as to comply with any applicable restrictions in any credit or other contract or agreement to which Nextera, Woodridge or any of their affiliates is a party. Such shares of Series C Preferred will be issued to Jocott in consideration of Jocott’s irrevocable payment of the $2.0 million indemnity deposit and Jocott’s compromise and settlement of the past, pending and future specified claims.

c)               Nextera will grant to the holders of Series A Preferred, Series B Preferred and Series C Preferred the right (the “Special Redemption Right”), the exercise of which is conditioned upon the occurrence of a Triggering Event, to require Nextera to redeem a portion of the shares of the Preferred Stock held by such holders at a redemption price equal to $100 per share (plus any applicable accrued but unpaid dividends on the shares so redeemed). The Special Redemption Right of the holders of Series A Preferred will be senior and prior to the Special Redemption

Rights of the holders of Series B Preferred and Series C Preferred, and the Special Redemption Rights of the holders of Series B Preferred and Series C Preferred will be on parity with each other.

In connection with and at the time of the issuance of any Series B Preferred and/or Series C Preferred, Nextera will issue warrants to purchase Nextera’s Class A Common Stock at an exercise price of $0.50 per share (the “Warrants”) to the holder of such Series B Preferred and/or Series C Preferred. The number of shares of Nextera’s Class A Common Stock for which such warrants will be exercisable will be equal to (i) with respect to notes redeemed or exchanged for Series B Preferred , the product of (A) the outstanding principal balance plus all accrued but unpaid interest that was redeemed or exchanged, multiplied by (B) two (2); (ii) 2,000,000 shares with respect to the Series B Preferred Stock issued upon the occurrence of a Triggering Event (when and if such Series B Preferred is issued), and (iii) 2,000,000 shares with respect to the Series C Preferred issued upon the occurrence of a Triggering Event (when and if such Series C Preferred is issued). The Warrants will have a ten (10) year term and have customary piggyback registration rights and anti-dilution rights and other rights with respect to specified events, all as determined by our Board of Directors.

Debentures and Series A Cumulative Convertible Preferred Stock

On December 14, 2000, Nextera entered into a Note Conversion Agreement with Mounte LLC whereby Mounte LLC converted certain debentures into shares of Series A Preferred Stock. Mounte LLC is the majority stockholder of Nextera. The Series A Preferred Stock currently bears dividends at a 7% rate. Such dividends are payable quarterly in arrears in cash or, at the option of Nextera, in additional nonassessable shares of Series A Preferred Stock.

The Series A Preferred Stock carries a liquidation preference equal to $100 per share and is convertible into Class A Common Stock at the option of the holder. The Series A Preferred Stock is convertible at a price equal to $0.6492 per share. Each holder of Series A Preferred Stock is entitled to vote on matters presented to stockholders on an as converted basis. Holders of our Series A Preferred Stock are entitled to 154 votes per share (which equals the number of whole shares of Class A Common Stock into which one share of Series A Preferred Stock is convertible) on all matters to be voted upon for each share of Series A Preferred Stock held.

Beginning on December 14, 2004, in the event that the average closing price of Nextera’s Class A Common Stock for the 30 days prior to the redemption is at least $1.0313, the Series A Preferred Stock may be redeemed at the option of Nextera at a price equal to $106 per share plus accrued unpaid dividends through December 14, 2005. Each year thereafter, the redemption price will decrease $1 per share until December 14, 2010, at which point the redemption price will be fixed at $100 per share plus accrued unpaid dividends.

Steven B. Fink, a director of Nextera, is a manager of Mounte LLC.

Legal Services

The law firm of Maron & Sandler has provided legal services to us since February 1997. Messrs. Maron and Sandler, two members of our Compensation Committee, are partners of Maron & Sandler. In 2005, Maron & Sandler billed us approximately $44,000 for legal services rendered. Mr. Sandler also serves as our Chairman and Mr. Maron serves as our Secretary. Since Mr. Sandler became Vice-Chairman and subsequently Chairman of Nextera, no legal fees relating to Mr. Sandler’s services to Nextera have been billed to us.

Inventory Purchase

During 2006, a party related to Jocott acquired approximately $0.3 million of slow-moving inventory at book value from the Company.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in the proxy statement relating to our 2008 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than January 27, 2008 (120 calendar days prior to the anniversary of the date of the proxy statement for our 2007 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting. However, in the event that no annual meeting was held in the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the company begins to print and mail its proxy materials.

Nextera’s Bylaws require that for nominations of persons for election to the Board of Directors or the proposal of business to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2008 annual meeting of stockholders, such notice must be delivered to our Secretary at our principal executive office, at 14320 Arminta Street, Panorama City, California 91402, not less than 60 days nor more than 90 days prior to the close of business on June 29, 2008. In the event that the 2008 annual meeting of stockholders is advanced or delayed by more than 30 days from such date, such notice must be delivered not earlier than the close of business on the 90th day prior to the 2008 annual meeting and not later than the close of business on the later of the 60th day prior to the 2008 annual meeting or the 10th day following the earlier of (i) the day on which notice of the 2008 annual meeting was mailed or (ii) the date we first publicly announce the date of the 2008 annual meeting. The stockholder’s notice must contain and be accompanied by certain information as specified in the Bylaws. It is recommended that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Bylaws, which may be obtained without charge from our Secretary upon written request addressed to the Secretary at our principal executive offices.

If a stockholder gives notice of a proposal outside of the bylaw notice deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2008 annual meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

All notices of proposals by stockholders, whether or not included in our proxy statement, should be delivered to Nextera Enterprises, Inc., Attn: Corporate Secretary, 14320 Arminta Street, Panorama City, California 91402.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership to file with the SEC initial reports of ownership and reports of changes in their beneficial ownership of our common stock. Such officers, directors and shareholders are required by SEC Regulations to furnish us with copies of all such reports. To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were met, except for the following: one Form 4 filed by Alan Levine related to a stock option grant was filed late.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirement for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Brokers with account holders who are Nextera stockholders may be “householding” our proxy materials. If you hold your shares in an account with one of those brokers, a simple proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Nextera Enterprises, Inc., 14320 Arminta Street, Panorama City, California 91402, or call (818) 902-5537. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communication should contact their broker.

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Annual Report on Form 10-K

A copy of Nextera’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to 14320 Arminta Street, Panorama City, California 91402.

All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors
/s/ STANLEY E. MARON
Stanley E. Maron
Secretary
May 29, 2007

NEXTERA ENTERPRISES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 29, 2007

The undersigned stockholder of Nextera Enterprises, Inc., a Delaware corporation (the “Company”), hereby appoints Richard V. Sandler and Stanley E. Maron, and each of them, with full power to act without the other and with power of substitution, as proxies and attorneys-in-fact for the undersigned, to attend the annual meeting of the Company’s stockholders to be held on June 29, 2007 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

Proposal 1.	—	To elect the following persons who are nominees to the Company’s Board of Directors:

		Ralph Finerman	Alan B. Levine	Richard V. Sandler
		Steven B. Fink	Stanley E. Maron	Scott J. Weiss
		Keith D. Grinstein	Joseph J. Millin

FOR			WITHHOLD AUTHORITY For all (except as indicated to the contrary below)
☐		☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

Proposal 2.	—	To amend our Third Amended and Restated Certificate of Incorporation to amend certain provisions of Article Five, Section 5.3 thereof.

FOR		AGAINST	ABSTAIN
☐		☐	☐

Proposal 3.	—	To amend our Third Amended and Restated Certificate of Incorporation to effect a reverse stock split.

FOR		AGAINST	ABSTAIN
☐		☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

The proxy holders are authorized to vote in their discretion upon any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Signature(s)	Dated: , 2007

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES BELOW.